Exhibit 99.1

Clean Energy Reports 106.9 Million Gallons Delivered and Revenue of $97.2 Million for the Second Quarter of 2022

NEWPORT BEACH, Calif. — (BUSINESS WIRE) — August 4, 2022 — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the second quarter of 2022.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated “We are pleased with how the second quarter turned out with an increase in fuel volume and revenues. But more importantly, the margin on our fuel volumes increased by double digits despite the softness in RIN and LCFS prices, which is a testament to the diverse and recurring nature of our business model. Our RNG upstream investing and construction activities remained on pace, if not ahead of the plan that we announced in January. We also continued good progress with the construction of new RNG stations to accommodate Amazon’s growing fleet of trucks and volumes.”

The Company delivered 106.9 million gallons in the second quarter of 2022, a 5.4% increase from 101.4 million in the second quarter of 2021. This increase was principally from continued growth in Amazon and in our airports, public transit and refuse customer markets. Renewable natural gas (“RNG”) delivered was 50.0 million gallons in the second quarter of 2022, a 16.6% increase compared to the second quarter of 2021.

The Company’s revenue for the second quarter of 2022 was $97.2 million, an increase of $96.7 million compared to $0.5 million in the second quarter of 2021. Revenue for the second quarter of 2022 was reduced by $4.8 million of non-cash stock-based sales incentive contra-revenue charges (“Amazon warrant charges”) related to the warrant issued to Amazon.com NV Investment Holdings LLC (the “Amazon warrant”), compared to Amazon warrant charges of $78.1 million in the second quarter of 2021. Revenue for the second quarter of 2022 also included an unrealized loss of $1.1 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized loss of $0.5 million in the second quarter of 2021. The increase in revenue was principally the result of the decrease in the Amazon warrant charges, as well as higher fuel prices driven by higher natural gas prices and renewable identification number (“RIN”) prices, along with an increase in the number of gallons delivered. No alternative fuel excise tax credit (“AFTC”) revenue was included in the second quarter of 2022 due to the expiration of AFTC for vehicle fuel sales after December 31, 2021, whereas second quarter 2021 included $5.2 million of AFTC revenue. Station construction revenue was $6.0 million for the second quarter of 2022 compared to $6.1 million for the second quarter of 2021.

The Company’s revenue for the six months ended June 30, 2022 was $180.7 million, an increase of $103.1 million compared to $77.6 million in the six months ended June 30, 2021. Revenue for the six months ended June 30, 2022 was reduced by $8.5 million of Amazon warrant charges, compared to Amazon warrant charges of $78.1 million in the six months ended June 30, 2021. Revenue for the six months ended June 30, 2022 also included an unrealized loss of $2.1 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized loss of $2.5 million in the six months ended June 30, 2021. The increase in revenue was principally the result of the decrease in the Amazon warrant charges as well as higher fuel prices driven by higher natural gas prices and RIN prices, along with an increase in the number of gallons delivered. Revenue for the six months ended June 30, 2022 included carryover AFTC revenue of $0.2 million, compared to AFTC revenue of $9.7 million in the six months ended June 30, 2021. Station construction revenue was $9.3 million for the six months ended June 30, 2022 compared to $10.6 million for the six months ended June 30, 2021.

On a GAAP (as defined below) basis, net loss attributable to Clean Energy for the second quarter of 2022 was $(13.2) million, or $(0.06) per share, compared to $(79.7) million, or $(0.38) per share, for the second quarter of 2021. Compared to the second quarter of 2021, the second quarter of 2022 was positively affected by lower Amazon warrant charges, partially offset by higher stock compensation expense and costs associated with ramping up our RNG supply investments. The second quarter of 2021 included $5.2 million in income from AFTC, whereas there was no AFTC income in the second quarter of 2022.

On a GAAP basis, net loss attributable to Clean Energy for the six months ended June 30, 2022 was $(37.4) million, or $(0.17) per share, compared to $(86.8) million, or $(0.43) per share, for the six months ended June 30, 2021. Compared to that of 2021, the six months ended June 30, 2022 was positively affected by lower Amazon warrant charges, partially offset by higher stock compensation expense, costs associated with ramping up our RNG supply investments and a loss on extinguishment (refinancing) of debt at our NG

Advantage majority-controlled subsidiary. The six months ended June 30, 2021 included $9.7 million in income from AFTC, whereas there was $0.2 million of carryover AFTC income in the six months ended June 30, 2022.

Non-GAAP loss per share and Adjusted EBITDA (each as defined below) for the second quarter of 2022 was $(0.00) and $10.0 million, respectively, without AFTC income. Non-GAAP income per share and Adjusted EBITDA for the second quarter of 2021 was $0.01 and $14.0 million, respectively, which included $5.2 million of income from the AFTC.

Non-GAAP loss per share and Adjusted EBITDA for the six months ended June 30, 2022 was $(0.05) and $13.3 million, respectively, including $0.2 million of carryover income from the AFTC. Non-GAAP income per share and Adjusted EBITDA for the six months ended June 30, 2021 was $0.00 and $25.6 million, respectively, which included $9.7 million in income from the AFTC.

Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) per share attributable to Clean Energy and GAAP net income (loss) attributable to Clean Energy, respectively.

Non-GAAP Financial Measures

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP income (loss) per share (“non-GAAP income (loss) per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP income (loss) per share and Adjusted EBITDA because it believes these measures provide meaningful supplemental information about the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) these measures exclude the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may adjust for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains like the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent, or non-recurring. Non-GAAP income (loss) per share and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP income (loss) per share and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP Income (Loss) Per Share

Non-GAAP income (loss) per share, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the SAFE&CEC S.r.l. equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average common shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to the Amazon warrant charges provides useful information to investors regarding the Company’s performance because the Amazon warrant charges are measured based upon a fair value determined using a variety of assumptions and estimates, and the Amazon warrant charges do not impact the Company’s operating cash flows related to the delivery and sale of vehicle fuel to its customer. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. Similarly, the Company believes excluding the non-cash results from the SAFE&CEC S.r.l. equity method investment is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP income (loss) attributable to Clean Energy per share and also reconciles GAAP net income (loss) attributable to Clean Energy to the non-GAAP net income (loss) attributable to Clean Energy figure used in the calculation of non-GAAP income (loss) per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2021	2022	2021	2022
Net loss attributable to Clean Energy Fuels Corp.	$(79,667)	$(13,235)	$(86,836)	$(37,426)
Amazon warrant charges	78,053	4,777	78,053	8,533
Stock-based compensation	3,419	6,468	6,786	14,721
Loss (income) from SAFE&CEC S.r.l. equity method investment	(508)	63	(112)	221
Loss (gain) from change in fair value of derivative instruments	462	1,079	2,507	2,114
Non-GAAP net income (loss) attributable to Clean Energy Fuels Corp.	$1,759	$(848)	$398	$(11,837)
Diluted weighted-average common shares outstanding	211,227,848	222,433,900	207,830,496	222,496,426
GAAP loss attributable to Clean Energy Fuels Corp. per share	$(0.38)	$(0.06)	$(0.43)	$(0.17)
Non-GAAP income (loss) attributable to Clean Energy Fuels Corp. per share	$0.01	$(0.00)	$0.00	$(0.05)

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus (minus) income tax expense (benefit), plus interest expense (including any losses from the extinguishment of debt), minus interest income, plus depreciation and amortization expense, plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the SAFE&CEC S.r.l. equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP income (loss) per share. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net loss attributable to Clean Energy:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2021	2022	2021	2022
Net loss attributable to Clean Energy Fuels Corp.	$(79,667)	$(13,235)	$(86,836)	$(37,426)
Income tax expense	56	68	139	117
Interest expense	1,002	732	2,438	3,809
Interest income	(240)	(490)	(494)	(754)
Depreciation and amortization	11,381	10,556	23,116	21,946
Amazon warrant charges	78,053	4,777	78,053	8,533
Stock-based compensation	3,419	6,468	6,786	14,721
Loss (income) from SAFE&CEC S.r.l. equity method investment	(508)	63	(112)	221
Loss from change in fair value of derivative instruments	462	1,079	2,507	2,114
Adjusted EBITDA	$13,958	$10,018	$25,597	$13,281

Definition of “Gallons Delivered”

The Company defines “gallons delivered” as its gallons sold as compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company’s proportionate share of gallons delivered by joint ventures in the applicable period. RNG sold as vehicle fuel is included in the CNG or LNG amounts as applicable based on the form in which it was sold.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Gallons of RNG delivered (in millions)	2021	2022	2021	2022
CNG	35.8	43.1	65.9	77.7
LNG	7.1	6.9	14.0	12.0
Total	42.9	50.0	79.9	89.7

The table below shows gallons delivered for the three and six months ended June 30, 2021 and 2022:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Gallons Delivered (in millions)	2021	2022	2021	2022
CNG	88.5	92.5	167.1	174.9
LNG	12.9	14.4	26.7	27.8
Total	101.4	106.9	193.8	202.7

Sources of Revenue

The following table shows the Company's sources of revenue for the three and six months ended June 30, 2021 and 2022:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue (in millions)	2021	2022	2021	2022
Volume-related (1) (2)	$(10.8)	$91.2	$57.3	$171.2
Station construction sales	6.1	6.0	10.6	9.3
AFTC	5.2	—	9.7	0.2
Total revenue	$0.5	$97.2	$77.6	$180.7

(1)	For the three and six months ended June 30, 2022, volume-related revenue includes an unrealized loss from the change in fair value of commodity swap and customer fueling contracts of $(1.1) million and $(2.1) million, respectively. For the three and six months ended June 30, 2021, volume-related revenue includes an unrealized loss from the change in fair value of commodity swap and customer fueling contracts of $(0.5) million and $(2.5) million, respectively.
(2)	Includes $4.8 million and $8.5 million of Amazon warrant contra-revenue charges for the three and six months ended June 30, 2022, respectively. For the three and six months ended June 30, 2021, $78.1 million of Amazon warrant contra-revenue charges are included in volume-related revenue.

2022 Outlook

GAAP net loss for 2022 is expected to range from approximately $(60) to $(68) million, assuming no unrealized gains or losses on commodity swap and customer contracts relating to the Company’s Zero Now truck financing program and including Amazon warrant charges estimated to range from $28 to $38 million. Changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, and significant variations in the vesting by Amazon of the Amazon warrant could significantly affect the Company’s estimated GAAP net loss for 2022. Adjusted EBITDA for 2022 is estimated to range from approximately $60 to $65 million. These expectations exclude the impact of any acquisitions, divestitures, new joint ventures, transactions or other extraordinary events including a deterioration in, slower or lack of any recovery from the COVID-19 pandemic. Additionally, the expectations regarding 2022 Adjusted EBITDA assumes the calculation of this non-GAAP financial measure in the same manner as described above and adding back the estimated Amazon warrant charges described above and without adjustments for any other items that may arise during 2022 that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2022 Outlook
GAAP Net loss attributable to Clean Energy Fuels Corp.	$(59,700) - (67,700)
Income tax expense (benefit)	—
Interest expense	9,400
Interest income	(1,050)
Depreciation and amortization	54,700 - 57,700
Stock-based compensation	28,350
Loss (income) from SAFE&CEC S.r.l. equity method investment	—
Loss (gain) from change in fair value of derivative instruments	—
Amazon warrant charges	28,300 - 38,300
Adjusted EBITDA	$60,000 - 65,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.888.220.8451 from the U.S. and international callers can dial 1.646.828.8193. A telephone replay will be available approximately two hours after the call concludes through Sunday, September 4, 2022, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 9973154. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (“RNG”), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, our fiscal 2022 outlook, our volume growth, customer expansion, production sources, joint ventures, and the benefits of our fuels.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our operations, liquidity and financial condition; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the potential adoption of government policies or programs or increased publicity or popular sentiment in favor of other vehicle fuels; the market’s perception of the benefits of RNG and conventional natural gas relative to other alternative vehicle fuels; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to manage and grow its RNG business, including its ability to procure adequate supplies of RNG and generate revenues from sales of such RNG; the Company and its suppliers’ ability to successfully develop and operate projects and produce expected volumes of RNG; the potential commercial viability of livestock waste and dairy farm projects to produce RNG; the Company’s history of net losses and the possibility the Company incurs additional net losses in the future; the Company’s and its partners’ ability to acquire, finance, construct and develop other commercial projects; the Company’s ability to invest in hydrogen stations or modify its fueling stations to reform its RNG to fuel hydrogen and electric vehicles; the Company’s ability to realize the expected benefits from the commercial arrangement with Amazon and related transactions; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; changes in the competitive environment in which we operate, including potentially increasing competition in the market for vehicle fuels generally; the Company’s ability to manage and grow its business of transporting and selling CNG for non-vehicle purposes via virtual natural gas pipelines and interconnects, as well as its station design and construction activities; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; future availability of and our access to additional capital, which may include debt or equity financing, in the amounts and at the times needed to fund growth in the Company’s business and the repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital raising transaction; the Company’s ability to generate sufficient cash flows to repay its debt obligations as they come due; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the Company’s ability to comply with various registration and regulatory requirements related to its RNG projects; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; the Company’s ability to manage the safety and environmental risks inherent in its operations; the Company’s compliance with all applicable government regulations; the impact of the foregoing on the trading price of the Company’s common stock; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 that the Company expects to file with the Securities and Exchange Commission on or about August 4, 2022, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release, and such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the Securities and Exchange Commission.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Director of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data; Unaudited)

	December 31,	June 30,
	2021	2022
Assets
Current assets:
Cash and cash equivalents	$99,448	$57,495
Short-term investments	129,722	130,018
Accounts receivable, net of allowance of $1,205 and $1,451 as of December 31, 2021 and June 30, 2022, respectively	87,433	83,356
Other receivables	24,447	4,750
Inventory	31,302	34,931
Prepaid expenses and other current assets	37,584	67,501
Total current assets	409,936	378,051
Operating lease right-of-use assets	42,537	42,389
Land, property and equipment, net	261,761	253,583
Restricted cash	7,008	—
Notes receivable and other long-term assets, net	56,189	32,399
Investments in other entities	109,811	157,588
Goodwill	64,328	64,328
Intangible assets, net	5,500	5,915
Total assets	$957,070	$934,253
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$12,845	$7,321
Current portion of finance lease obligations	846	865
Current portion of operating lease obligations	3,551	3,712
Accounts payable	24,352	31,753
Accrued liabilities	75,159	69,339
Deferred revenue	7,251	5,926
Derivative liabilities, related party	1,900	7,116
Total current liabilities	125,904	126,032
Long-term portion of debt	23,215	25,089
Long-term portion of finance lease obligations	2,427	2,133
Long-term portion of operating lease obligations	39,431	39,062
Long-term portion of derivative liabilities, related party	2,483	3,918
Other long-term liabilities	8,199	8,513
Total liabilities	201,659	204,747
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value. 454,000,000 shares authorized; 222,684,923 shares and 222,177,172 shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively	22	22
Additional paid-in capital	1,519,918	1,533,118
Accumulated deficit	(771,242)	(808,668)
Accumulated other comprehensive loss	(1,622)	(2,789)
Total Clean Energy Fuels Corp. stockholders’ equity	747,076	721,683
Noncontrolling interest in subsidiary	8,335	7,823
Total stockholders’ equity	755,411	729,506
Total liabilities and stockholders’ equity	$957,070	$934,253

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data; Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2022	2021	2022
Revenue:
Product revenue	$(8,965)	$85,853	$58,727	$158,360
Service revenue	9,445	11,371	18,896	22,361
Total revenue	480	97,224	77,623	180,721
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	41,294	65,933	86,102	123,548
Service cost of sales	5,617	6,127	11,210	12,749
Selling, general and administrative	21,606	26,481	43,047	54,408
Depreciation and amortization	11,381	10,556	23,116	21,946
Total operating expenses	79,898	109,097	163,475	212,651
Operating loss	(79,418)	(11,873)	(85,852)	(31,930)
Interest expense	(1,002)	(732)	(2,438)	(3,809)
Interest income	240	490	494	754
Other income, net	166	14	844	34
Income (loss) from equity method investments	121	(1,193)	(305)	(2,870)
Loss before income taxes	(79,893)	(13,294)	(87,257)	(37,821)
Income tax expense	(56)	(68)	(139)	(117)
Net loss	(79,949)	(13,362)	(87,396)	(37,938)
Loss attributable to noncontrolling interest	282	127	560	512
Net loss attributable to Clean Energy Fuels Corp.	$(79,667)	$(13,235)	$(86,836)	$(37,426)
Net loss attributable to Clean Energy Fuels Corp. per share:
Basic and diluted	$(0.38)	$(0.06)	$(0.43)	$(0.17)
Weighted-average common shares outstanding:
Basic and diluted	207,047,221	222,433,900	203,043,580	222,496,426